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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

    The subsidiaries of Zoran Corporation are the following:

1. Zoran Microelectronics Ltd., a corporation organized under the laws of the State of Israel; and

2.  CompCore Multimedia, Inc., a California corporation.; and

3.  Zoran International, Inc., a Delaware corporation.

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